Exhibit 99.1

For Immediate Release:

            ODD JOB STORES, INC. ANNOUNCES A NEW CREDIT FACILITY WITH
                FLEET AND ELECTION OF NEW DIRECTORS AND OFFICERS

                     South Plainfield, NJ - (Business Wire) - July 18, 2003. Odd Job Stores, Inc. (NASDAQ ODDJ) (the "COMPANY") announced that on July 17, 2003 it entered into a new secured revolving credit facility with Fleet Retail Finance Inc., which provides up to $40,000,000 of credit availability based upon a borrowing base, including inventory and credit card receivables. The Company expects that the Fleet Facility will provide funding for its current and reasonably foreseeable capital requirements. "We are extremely pleased with the support that the Fleet Facility provides us," said Sam Friedland, President and Co-Chief Executive Officer of the Company.

                     The Company announced that on July 17, 2003 Amazing Savings Holding LLC pursuant to its previously announced tender offer, purchased approximately 90.3% of the Company's common shares. Following such purchase, the following seven individuals were elected as directors: Moshael Straus, Jeffrey Parker, Sam Friedland, Phil Rosenblatt, Leslie Mendelsohn, Gary Torgow and Warren Struhl. The new board appointed the following new officers of the
Company: Moshael Straus as Chairman and Co-Chief Executive Officer of the Company, Sam Friedland as President and Co-Chief Executive Officer of the Company, Jeffrey Parker as Vice Chairman and Co-Chief Executive Officer of the Company, Jerry Hoffnung as Senior Vice President - Merchandising of the Company and Philip Rosenblatt as Senior Vice President - General Merchandising Manager and Operations of the Company.

                     ABOUT THE COMPANY. The Company is a major regional closeout retail business. It currently operates a chain of 74 closeout retail stores in New York, New Jersey, Pennsylvania, Connecticut, Delaware, Ohio, Michigan and Kentucky.

                     SAFE HARBOR STATEMENTS UNDER THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This release may contain forward-looking statements including, but not limited to, projections of future performance and regulatory approvals, subject to risks and uncertainties. These statements are subject to change based on known risks detailed from time to time in the Company's Securities and Exchange Commission filings and other known and unknown risks and various other factors, which could cause the actual results or performance to differ materially from the statements made herein. Such statements include without limitation the availability under our credit facility.


CONTACT:   Odd Job Stores, Inc.
           Jeffrey Parker
           (908) 222-1000 x112